Exhibit 99.1

JPMorganChase

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JAMIE DIMON ELECTED CHAIRMAN OF THE BOARD
OF JPMORGAN CHASE

New York, December 12, 2006 - The Board of Directors of JPMorgan Chase & Co. (NYSE: JPM) today elected Jamie Dimon to the position of Chairman of the Board, effective December 31, 2006, in addition to his current position as Chief Executive Officer of the firm. Mr. Dimon succeeds William B. Harrison, Jr., who is retiring at the end of this year, as previously announced.

The Board of Directors, as part of its ongoing commitment to strong corporate governance practices, has added the role of a Presiding Director to the Board. This position will rotate every six months between the Chairs of the Compensation & Management Development Committee (currently Lee R. Raymond) and the Corporate Governance & Nominating Committee (currently David C. Novak).

Lee Raymond, speaking on behalf of the Board of Directors, said that "Bill Harrison has established a seamless transition as he hands the reins over to Jamie Dimon as Chairman and CEO. Bill saw the trend toward consolidation of the industry years ago. He has established a powerful global platform for the future and leaves the firm with what we think is the best management team in the industry."

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.3 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.